Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Name	State of Incorporation

AMRE Asset Management Inc. - AAMI	Nevada
Alset, Inc	Texas
Alset Innovations, Inc	Texas
Alset Title Company Inc	Texas
AMRE	Maryland
Decentralized Sharing Systems, Inc.	Nevada
DSS, Inc	New York
DSS Administrative Group, Inc.	New York
DSS Asia Limited	Hong Kong
DSS BioHealth Security, Inc.	Nevada
DSS Blockchain Security, Inc.	Nevada
DSS Cyber Security Pte, Ltd.	Singapore
DSS International Inc.	Nevada
DSS Secure Living, Inc.	Nevada
DSS Securities, Inc.	Nevada
DSS Technology Management, Inc.	Delaware
DSS Digital Inc.	New York
Gigeconomic Solutions, Inc	Texas
HWH World, Inc.	Texas
Impact Biomedical, Inc.	Nevada
Plastic Printing Professionals, Inc.	New York
Premier Packaging Corporation	New York
RBC Life International, Inc.	Nevada
RBC Life World, Inc	Nevada
Impact BioLife International, Inc.	Nevada
Impact BioMedical International, Inc.	Nevada
Global BioMedical, Inc.	Nevada
Global BioLife, Inc.	Nevada
BioLife Sugar, Inc.	Nevada
Happy Sugar, Inc.	Nevada
Sweet Sense, Inc.	Nevada
Impact BioLife Science, Inc.	Nevada
Innate Immune, Inc	Nevada